Exhibit 99.2

Company Name: Tidewater Inc. (TDW)

Event: Cowen and Company 7th Annual Energy & Natural Resources Conference

Date: December 4, 2017

<<David R. Epstein, Analyst, Cowen & Company, LLC>>

Okay, we'll get started. Our next company is Tidewater. Tidewater is one of the largest, most diversified OSV companies. It emerged from Chapter 11 on July 31. And essentially with no net debt at this time, it should have the balance sheet to comfortably ride out the cycle. We are happy to have with us today Quinn Fanning, Tidewater's CFO; and Jason Stanley of Investor Relations will be joining us as well. After the presentation, we will be doing a breakout and maybe we'll have time for a couple questions after that presentation here. And with that, Quinn?

<<Quinn P. Fanning, Executive Vice President and Chief Financial Officer>>

Thank you, Dave. As mentioned I am Quinn Fanning, I am the Company's Chief Financial Officer. Very much appreciate Cowen having us here today. It looks like a great conference. So we are Tidewater. I am sure you've seen something along these lines in the past (Safe Harbor Regarding Forward Looking Statements), so I will not go through it. It's been a very busy year at Tidewater and a tough couple of years in the offshore supply vessel industry.  As I will get into in a minute, it seems that we have found some sort of bottom at this point though, I  would not  expect some near-term, dramatic recovery.

I think the company is the best positioned of any of the key players in the space. And I think I would like to make that case for you today. But I will not try and do is sell you on the macro thesis in terms of where commodity prices are headed or were customers spending is headed as I think there are others they do a lot better job at that. But we certainly are interested observers in terms of the macro backdrop, and what we are trying to tell you this is how our company is positioned in the context of stable and higher commodity prices and what some, or we, would expect to be a natural shift back towards offshore spending on the part of the end user customers.

So who we are? Tidewater has been around a long time. I think it isover 60 years that we have been a publicly traded company on the New York Stock Exchange. We basically founded this industry in the 1950s Doc Laborde who also was the Founder of ODECO, which is now part of Diamond Offshore, founded the company and his brother ran it for many years. I think we are on CEO number four at this point. So there has been a fair amount of stability in the company at least until the last couple years. What did happen in the last couple of years was we were caught up in the rather dramatic drop in the business and spending on the part of our customers. We did enter into a court-supervised process that we emerged from in July. And where we sit today, the company as Dave mentioned has got a pretty strong financial profile.

There are basically three securities out there that actively trade. There is another debt instrument that perhaps some of you follow. There is a little bit of confusion in terms of the numbers of share and share equivalents that are outstanding today, but where the company is today is it's about an $800 million market cap company. There are 30 million shares/share equivalents that are outstanding. Those are comprised of traditional common shares and penny warrants that were issued to a number of the creditors as part of the plan distribution in late summer. So when you look up on Bloomberg, you might see a 20 or 21 or 22 million shares. That is really the migration of the creditor warrants into traditional shares as some of the holders of those warrants demonstrate their U.S. citizenship, which is an issue for Jones Act qualifying companies.

Where we sit today is there's three securities primarily that are outstanding obviously the common share is under TDW, trading in the 26 zip code last couple of days, there's two warrants one of which has a high 50s strike, the other which has a low 60s strike those are the A and B that you see up on the screen recently trading around $2 each. And then there is also a senior secured debt instrument, which was part of the plan distribution -- a $350 million security which has recently been trading in the 102, 103 zip code. That is an 8% coupon. So it has got a yield maturity today somewhere in the 7.2%, 7.3% zip code.

As I mentioned, the  equity market cap is about $800 million. Tidewater owns or operates today 230 some vessels, about 150 of which plus or minus are working today. The balance of which are in some status of layup, either ready on a prompt basis or the somewhat less likely to return to service, with the maintenance on those vessels is adjusted accordingly. In a single snapshot, this is kind of how we like to think of the company. We always start with safety in the upper left hand corner. We go through this not just in the post-Macando or post Deepwater Horizon world. This is something that has been a core value of the company for a long time.

We think it is important that people have a right to come to work and go home with 10 fingers and 10 toes and maybe a full stomach, but really nothing else changed other than the money in their pocket. We think it is also something to emphasize because we are serious business people. We try and do things at the right way, whether when it comes to safety compliance, customer service. We do operate on a global basis and have some complexity associated with that. And when customers hire a Tidewater vessel or look for a Tidewater service, they like to think that they are getting the same thing in the Gulf of Mexico as they are getting on the West Coast of Africa in terms of equipment, service quality, a commitment to safety, compliance, et cetera, et cetera.

So when we talk about a value proposition for the end user customer, it relates to the equipment, it relates to the service, it also relates to the operating footprint. And that is something that I would like to get into a little bit, as we start talking about potential industry consolidation.

We do operate an essentially every oil and gas space around the world that the U.S. company is legally permitted to operate in and obviously, we follow the customer in that regard. So when Chevron or Exxon or BP is looking for equipment in the Gulf of Mexico or West Africa, they know what they will get when they come to Tidewater. The fleet is positively differentiated in the market.  As I mentioned, it is about 150 active ships with approximately eight year average life, so it is a young fleet. It is a significant investment program that we were completing essentially at the beginning of the downturn in mid 2014. But really, where we are today is that we have a young fleet, it’s a high spec fleet and, as you think about what vessels will or will not return to service, the characterization of the asset base is very important here.

In regards to the fleet, we had invested about $5 billion new construction and in vessel acquisitions over the 10 or 12 years preceding the downturn in 2014. Our new build program was essentially in wind down mode even before the downturn. As I willl get to in a second, we have very limited remaining CapEx.  with two vessels under construction when we completed the financial restructuring. We are operating with a balance sheet that has got zero net debt, tons of liquidity, ands if you were to look at recent cash burn, that  translates into decades in terms of financial runway based on the most recent operating results.

And as I mentioned, we think that’s important, both at the time of an expected cyclical upturn, but also if you think about consolidation and what you can accomplish from a value creation and consolidation perspective. As I will get also to in a second, we have dramatically reduced the operating expense space over the last couple years, whether you looking at headcount, operating expenses, G&A. We have cut somewhere between 40% to 50% or 40% to 55% of those metrics over the last couple of years.

On a quarterly basis that translates into $100 million plus of operating expense and about $15 million of G&A per quarter that we have taken out of the system. And we have taken our headcount down from in excess of 9,000 globally to less than 5,000 today. Some of that is offshore, but a significant portion that is on shore. And, as I mentioned, as we get into it in a bit, cost cutting remains a focus particularly when we think about runway, the timing of a cyclical upturn and what we want to be positioned to do as the market starts to get traction.

So again, this is where we sit today. We do have a new board coming out of the restructuring process. There has been modest adjustments of the management team, we have an interim CEO with Larry Rigdon, at the time. There is an active search that the board is conducting, but for the rest the management teams’ perspective, it is generally business as usual, but we continue to look at ways to rationalize the cost base in a somewhat forward leaning fashion.

And so again zero net debt, EBITDA-based covenants are essentially irrelevant for us until you get into mid-2019, when we would have a first measurement date. We have no significant maturities until 2022, which is when a $350 million bullet comes up --  again that’s in mid-2022. And as a result of the restructuring as you see on the screen, we have cut interest and lease expense by almost $75 million as part of the financial restructuring.  About an 80% reduction in gross debt. The restructuring left us with about $450 million today of cash, which again implies a zero net debt. We returned 16 leased vessels as part of the restructuring.  On average, those were 12 year old vessels that we had done sale leaseback transactions number of years back.

In fact, when we did those transactions there was a strategic optionality element to it in the sense that these were eight to ten year old vessels when we sold into the financial institutions that then leased them back to us, knowing that at the 16, 17 year age of the vessel when the lease was up, it was very likely that we would not be taking those vessels back to the fleet.  Obviously the bankruptcy process gave us an opportunity to reject those leases as burdensome contracts and we significantly altered our fixed charge burden as a result.

We are starting to pick up some new analyst coverage. Clarksons has picked up the name. Arctic has picked up the name.  There’s a couple of others that are looking at it. I think that is also a positive sign that some of the people that follow the industries think that this is something that’s got relevance to investors today. And it is nice to see that those that have picked up the name recognize the financial runway, the operating footprint, the asset base and the relative positioning of the company on a go forward basis.

We talked about safety already. Again, we are market leaders and have been before it was fashionable. You can see we are comparing ourselves here to what mostly we consider to be safety leaders across the industrial universe and this is really a total recordable incident rate that is being tracked here per 200,000 man hours worked and with Tidewater in the orange, as you can see, we are outperforming many companies that you and we admire and we have been doing it for a long time.

And again we highlight this not just because it has an economic impact if it is not obvious every quarter in terms of insurance costs and things like that. And it is significant whether you appreciated or not. But it’s also – what we think is a point of positive differentiation when you are talking about recruiting, when you are talking about getting work from customers, particularly when there are more vessels than jobs, and also we think it’s a data point that demonstrates again that we are serious business people.

Getting to the macro backdrop, as I mentioned, I am not trying to sell you on a commodity price story, but this is an aggregation of what people think commodity prices are going to do over the next couple years. You have obviously got strip pricing, analyst consensus estimates, and whether you talk about Rystad or EIA or IHS. Generally things are expected to move up  and to the right. Obviously this is continues to assume that there is a constructive approach taken by the KSA in terms of their production restraint. But, I think this is important -- and necessarily because it is not economic at this point to produce offshore -- but what our customers require is higher and stable, most importantly stable commodity prices, in order to make multi-billion dollar, multi-year commitments offshore.

We think this is not a question of if, but when.  Clearly many of the majors been able to sustain production through significant investment in onshore unconventionals. But at some point, I think there is a recognition that you are not generating huge amounts of free cash flow from onshore unconventionals and certainly not replacing produced reserves, and at some point, whether they have taken the pledge or not taken the pledge, customers are going to have to refocus on replacing reserves and we think ultimately that requires that they spend more money offshore.

The other thing I would highlight, particularly as you look at a couple years out, the lack of investment. This is a self corecting industry in that the limited amount of investment that has taken place offshore ultimately will require a catch up amount of spending, which we would like to be well positioned for.  The other thing I think that is perhaps underappreciated is there are contra trends, it seems, in the industry where you have got cyclical inflation that is starting to emerge on the onshore, particularly onshore unconventionals while at the same time you are seeing some structural cost adjustments in terms of offshore service support. And as a result, I think that – most people would say that the relative attractiveness of offshore has improved over the last couple years, which we think bodes well for future spending, and again I am not trying to sell you on that thesis, but that is  what we and others believe will happen over the next couple years.

So again, what is required for our business to do well? Number one is, as a positive macro backdrop, so commodity prices and customer spending patterns. And most importantly, that is manifested in the working offshore rig count which we and many others track. It is really what we see here is probably what’s going on with 40% to 50% of our business the last couple years. There’s two primary drivers to offshore supply demand.  Number one is production support.  And number two is, drilling support. What you see here is a rather dramatic correction from a peak in the summer of 2014 in terms of the working rig count, rather dramatically going from over 700 working rigs to a bottoming right around 400. Today we are at about 420.

And as you start thinking about what that means in terms of demand for vessels, obviously there’s a supply demand story here, but the demand side of it is today there is probably 1,900 to 2,100 vessels that have work. Probably 1,100 plus or minus, say 1,000 to 1,100 are supporting production activity. The remaining vessels are supporting these rigs and activity that is driven by these rigs. So whether it is two or two and a half times the 418 working rigs, that kind of gets you to that 1,900 and 2,100 working vessels today, which is great if it were not for the fact that there are theoretically 3,500 of those vessels out there chasing those jobs.

So I want to go through a little bit of what is the relationship between the two and how do we think about it. The blue here is the working offshore rig count, the gray is the total vessel population and obviously with the blue going down and the gray going up it creates a very weak supply demand dynamic, which obviously negatively impacts pricing, revenue and earnings et cetera, et cetera. So what you see here is really what is unsustainable vessels to working rig ratios 5.9, 6.9 times, when really what you need to see is some number that is kind of 4, 4.5 plus or minus to get to some equilibrium when you account for the production driven demand as well as the rig driven demand.

And I will just kind of walk you through how we see the market playing out next couple of years. While we spend more time thinking about this, it does not necessarily mean that our crystal balls are any better than anybody else’s. But, I think consensus view, whatever that means, is that you will probably see 525 to 550 working rigs over the next 12 to 18 months. That light blue on top of the darker blue is kind of that incremental rig-driven activity. What that gray line really means, as you see some of the text and the other chart, there’s a 1,000 plus vessels that are 15 years or older. 590, 600 of those vessels are 25 years or older. We believe those are irrelevant in the market even going back to mid 2014.

But, the reason that these kind of vessels exist, at least in excel, is that our industry is so fragmented and, unlike the rig business, you cannot call 12 companies and basically have a bead on what is the working or total equipment population. So there is a bit of equipment still in the construction queue.  It is probably in the high 200s on paper, 75% of those construction projects were either in China or India.  Some of them are projects we abandoned a couple years ago and we think the industry would be hard pressed to deliver 100 to 150 vessels over the next two or three years, the ship building industry that is.

We think it is a conservative estimate that you will see 150 of those vessels come into the market which if you're going to try and solve to a equilibrium in the market, it would suggest that you have got probably another 200 plus vessels maybe even 300 plus vessels that probably need to be pushed out of the market despite the fact that there are 15 years old or younger. And ultimately, what we believe is that’s where you find your footing in this business and have some potential to push price. So that is a market, from our perspective, that is 2,400 to 2,500 vessels versus the 3,500 vessels that are out there on paper.

So again, we think the market finds its feet with incremental supply or excuse me – with incremental demand and a significant reduction in supply, much of which is already playing out.If you look to the North Sea or the Gulf of Mexico, recently, when you had a modest uptick in summer activity in the North Sea or some Puerto Rico-driven demand in the Gulf of Mexico, the amount of equipment that is in class and able to go to work on a plant bases, this is – it is not significantly higher than vessels that actually have jobs.  When you have some small incremental demand you are actually seeing a little bit of movement in price and we think that is a very positive thing.

I want to come back to that in a second. So you can see this is where you get to kind of 4.5 vessels per working rig is some kind of an equilibrium. Again, it is pulling out vessels already irrelevant 25 years old and older, 15 years is probably a cut off from a customer perspective and the question is how does this is all happen? What forces this to happen? And I think the answer is a relatively simple one, which is to work in this industry, you have to have your vessel “in class.” Which means you cannot work in oil and gas industry, if you don’t, because you cannot get insurance.

So what really happens is, as you get past a 30-month downturn -- because vessels need to be classed place every five years or approximately once every 30 months. While you may be willing to work at a breakeven, for a period of time, meaning that your cash operating costs are met by your day rate. The willingness, however, to put up a $1 million or $1.5 million to dry dock a vessels in order to keep it in class is ultimately what is pushing equipment out of the market. And that's happening as we speak.

So this is another take on the same chart and I think what you will see here, as you know again, it's call it 1,100 probably growing to 1,200 vessels over the next couple years supporting production activity. And then as you move into the plus 500 working rigs, you are starting to get to a point where the vessels that are actually in class and being marketed gets into utilization that is in the 70's and ultimately 80's, at which point you also would be able to push price.

So what is our relative positioning equipment wise? You can see on the right hand side of the chart is the 3,500 vessels on a age based histogram. It is our fleet on the left hand side here and you can see we have essentially have no vessels that are over 25 years old. There is 610 vessels as I mentioned earlier in the global fleet that age or older.  And you can see a total of a 1,000 vessels over 15 years old in the industry, and we own all of 10 of those. So on a relative basis, if you believe the market at some point will recover, we should get a disproportionate share of the available work, (a) because we are financially well positioned to fund dry docks when they make business sense and (b) because we have the equipment that the customers are interested in this point.

I mentioned at the top here, I would not spend a huge amount of time on this because I think our operating footprint is well known. We do operate on a global basis, our customers tend to be the NOCs, the IOCs and the largest of the independents and maybe a handful of the large construction companies.

But interestingly, our chessboard is perhaps a little bit bigger than most companies in our business. We have very few global competitors. Clearly, there is a couple of name brands that you hear about in the U.S. Gulf of Mexico that we compete against though our U.S. footprint is relatively small. Clearly, we have the competitors in the North Sea, the Mediterranean that you are probably familiar with. Bourbon competes with us on the West African coast and a couple other places. But there is really very few companies that operate on a global basis in this business. Why is that important? Number one, we are probably best position to find pockets of incremental demand. And number two, if you think about consolidation, we do have the ability to run much larger asset base without incremental shore based support, and I think that gives us a competitive advantage.

Perhaps a more subtle dynamic here is, if you think about consolidation unless you are  talking about onesies and twosies, any corporate acquisition that you do, there is always going to be equipment that you love, equipment that you can manage and the equipment that you hate. From our perspective, you need to look at this both with a boat to boat perspective -- what is the age, what is the specification or et cetera, et cetera. But take an example, Larry Rigdon built a fleet that he sold to GulfMark in 2008. Most people considered that to be a state-of-the art fleet at the time it was built.  A 190 to 200 foot vessel operating in the Gulf of Mexico was a deep water vessel when GulfMark bought Larry’s fleet.

I am not sure that is really what the deepwater Gulf of Mexico market is looking for in equipment today, and not to throw stones a Gulf Mark, I think they would say the same thing. They have extended some of those boats to address this issue. But from our perspective, as an outsider, our view is those vessels probably could operate more successfully someplace else in the world. The question is, who is in the best position to do that? And then I am using GulfMark as an example again not to pick on them, because they have accomplished a lot with the restructuring as well. But the fact of the matter is our chessboard is bigger, and we can probably find the highest and best use for equipment better than most people can.

So size does matter in the OSV business and scope of operations matters as well. You can see it.  For a long time we have been one of the biggest players in the sector. As you slice and dice in terms of what equipment everybody has, Chouest is clearly a deepwater focused company as are many of the Norwegians Bourbon has a similar exposure to as we do to the towing supply or jackup support market. But we really do everything in terms of our water depths, we participate in deepwater, we participate in the jackup support market in the big way. And as a result, we are one of the bigger players and probably at least, we believe has some of the better relationships with the end user customers, particularly on a global basis.

Q&A

<Q>: [Question Inaudible]

<A – Quinn P. Fanning>: So they had to realize their work, I should say.

<Q>: [Question Inaudible]

<A – Quinn P. Fanning>: Yes, 59 vessels.

<Q>: [Question Inaudible]

<A – Quinn P. Fanning>: So that is a snapshot I have mentioned a couple different times. So we exited the restructuring with a lot of cash, zero net debt. The book equity is an interesting statistic, particularly after a post-bankruptcy, “fresh start” accounting process. We impaired our long lived assets by about $1.8 billion in connection with the bankruptcy. I would say we were also more aggressive than anybody even pre-restructuring in terms of impairing our asset base.

So today carry our fleet on the books at about $900 million, that fleet has a cost basis in excess of $4 billion. We added to the presentation that will 8-K in the couple of days some statistics you might find interesting in terms of average carrying value of our vessels. I think it will strike you particularly when you compare it to similar companies on a vessel by vessel basis.

But as an example, I think mentioned on our earnings call that we had a number of five year old, 3,800 deadweight ton PSVs that were on our books for about $9 million apiece. Those are vessels that had a construction cost between $50 million and $60 million. So it is relevant when you get caught up in NAV per share type calculations. We have written our fleet down much more significantly than anybody else has and when we start talking about relative value I think that is an important metric.

So again it is relative positioning. We’re the tallest midget in the business. The equity market cap of $800 million towers above most of the other companies.  That is relevant potentially in stock-based transactions if you are trying to think about consolidation opportunities. I think the other thing that is not captured on this picture is what is captured here.Again our market capitalization is ourt total capitalization, essentially 100% equity on a net basis.  Even some of these companies that have a couple hundred million or more of equity market cap, there is a pile of debt that is sitting on top of it, which is good news, bad news story from our perspective.

While we think we are in a better position than most, obviously it’s tough to even to do stock swap to consolidate in the industry, which we think is very much needed, when you’ld be inheriting their bad balance sheet and clearly we do not want to go back to from whence we came in terms of too much leverage and certainly we do not want to impair the liquidity position that we came out of the bankruptcy process with.

I mentioned the CapEx, so we have invested a lot in the fleet, but it is largely behind us. We have got two ships that we have recently reached an agreement on with the shipyard that we will take delivery of one of those vessels very shortly, probably the other one sometime in June. The total outlay associated with those delivery payments is less than $10 million for the two ships. High quality, Jones Act qualifying, U.S. built PSVs.  Kind of circa 5000 deadweight tons, so very high quality vessels with limited amount of money still to spend and that is basically it for us in terms of CapEx.

This slide gives you a two and a half or three cycle picture in terms of financial performance. Obviously things have moved down dramatically in the last couple years, but we were kind of running just shy of $400 million of quarterly revenue at the peak with a $150 million or more of vessel operating margin, which is essentially cash based gross margin. At revenues in the kind of $100 to $120 million a quarter zip code, vessel operating margin is averaging $40 million $50 million in the last four to six quarters.  Its come down recently and that is particularly relevant as I get into the next slide.  Essentially this is our net inflows on a quarterly basis. This is what we have done with the net out flows, which is essentially our fixed charge burden.

Today, we are running, call it $25 million, $26 million of G&A a quarter, $8 million of interest expense and $5 million to $6 million of cash taxes, which  is largely revenue-based taxes on the West African coast. You add all that up, excluding restructuring-related costs, which were quite significant, but it is largely behind us at this point, it’s about a $40 million nut to crack every quarter. If you look at the most recent quarterly performance in terms of vessel operating margin that would suggest upwards of – I would say at a peak of a $10 million cash burn per quarter and obviously, sitting on $450 million of cash, that gives you 45 quarters of runway from a cash perspective.

I highlight that not necessarily just to say that our cash burn is modest and our runway is long, but that is really the focus point of the management team, particularly with Larry as an Interim CEO.  Our objective is really in the next couple of quarters to get that cash burn to zero or something very close to zero. We continue to look at rationalization of shore based support and the elimination of redundant management structures, supply chain. Baker Hughes talked a lot about supply chain for the last couple years. We are doing the same thing. But the near-term goal is to try and pull that last $10 million out of the system such that the $450 million we are sitting on is available for most importantly the reactivation of idle equipment as the market recovers and the customer can help us make a business case to reactivate such equipment.

Essentially, we think we will be very well positioned to throw more iron at an improving market when others cannot fund it. And I think that will be an important point of positive differentiation in terms of who can capture incremental revenue and earnings in an improving market. It also is obviously liquidity that we have available to us as the financial markets stabilize for the offshore space that would allow us to de-lever obviously if we were to use some of that cash to eliminate some of the debt that we came out of the restructuring with.

And then finally to the extent that we can convince ourselves that cash funded M&A will make some sense at some point, it will be nice to have it in on the balance sheet.  More likely than not, consolidation, at least from our perspective, is really going to be focused on G&A synergies. Where can you rip $25 million of costs out of an acquired company and get the capitalized value of that and partially share that potentially with the seller, but most importantly capture it for our owners.

I am probably running out of time, and if I meandered a bitI apologize, but the story is a relatively straightforward.  One who has the best balance sheet in the space. We have got the broadest operating footprint. We have got, we believe, one of the best asset bases and ultimately we are probably the best position for a recovering industry and best position to take advantage of consolidation opportunities to the extent that they emerge.

<<Quinn P. Fanning, Executive Vice President and Chief Financial Officer>>

Thanks for your attention.